SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Natixis Funds Trust II

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 2019	Your vote is important!

Dear Shareholder:

We recently sent you a package containing a proxy statement that provided detailed information regarding an important proposal affecting the McDonnell Intermediate Municipal Bond Fund. Our records indicate that you have not yet responded. Your vote is important. Please take some time to review the document and vote your shares today. If your vote and this letter have crossed in the mail, we thank you for your response.

Please respond by May 22, 2019

Your vote is needed prior to the shareholder meeting, which is scheduled for June 19, 2019 at 2:00 p.m. For the reasons set forth in the proxy materials mailed to you, the Fund’s Board of Trustees unanimously recommend that you vote in favor of the proposal.

Voting options – it’s your choice – it’s easy and convenient.

•	On the Internet – The website is listed on the enclosed proxy card.

•	By phone – Just call the number listed on the enclosed proxy card.

•	By mail – Simply complete and return the enclosed proxy card. A postage-paid envelope is enclosed for your convenience.

•	In person – Vote your shares in person at the meeting.

If you vote using the Internet, telephone or in person, you do not need to mail your proxy card. If you want to change your vote, you may do so by using the proxy card, Internet, or telephone or by voting in person.

Thank you for your cooperation in voting on this important proposal.

Sincerely,

David L. Giunta

President, Natixis Funds

2529488.1.1

SH225-0519

Natixis Distribution, L.P. (fund distributor) and Loomis, Sayles & Company, L.P. are affiliated.

Natixis Distribution, L.P., 888 Boylston St., Suite 800, Boston, MA 02199-8197